EXECUTION VERSION

INVESTMENT FRAMEWORK AGREEMENT

relating to FC Pinzgau Saalfelden GmbH

19 December 2019

TABLE OF CONTENTS

This investment framework agreement (the "**Agreement**") is entered into by and among:

(A) **Fußballclub Pinzgau Saalfelden**, an association (*Verein*) under the jurisdiction of the district administration (*Bezirkshauptmannschaft*) Zell am See, with ZVR number 218969605 (the "**Verein**");

(B) **FAN OWNED CLUB, INC.**, a corporation incorporated under the laws of Delaware, with file number 7311822 (the "**Investor**");

(C) **FC Pinzgau Saalfelden GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) incorporated under the laws of Austria, registered under FN number 489671 f (the "**Company**");

(D) **Herbert Bründlinger**, born 05.01.1970, resident at Hans Unterbergerweg 17, 5760 Saalfelden, Austria ("**Bründlinger**")

(E) **Christian Herzog**, born 18.11.1969, resident at Pallegg 6, 5761 Maria Alm, Austria ("**Herzog**")

(F) **Siegfried Kainz**, born 25.06.1971, resident at Bergstraße 17, 5760 Saalfelden, Austria ("**Kainz**" and, together with Bründlinger and Herzog, the "**Founder(s)**");

1 Recitals

1.1 **WHEREAS**, the Verein is the sole shareholder of the Company. The Company has been established in 2018 to carry out portions of the business of the Football Club (as defined below).

1.2 **WHEREAS**, the Parties are interested to promote the Football Club to a professional level and market the Football Club in Austria and abroad. Therefore, the Parties are interested that the Verein obtains a Bundesliga License and becomes an established member of the Bundesliga in the near future.

1.3 **WHEREAS**, the Investor is interested to invest into the Company an aggregate cash amount of EUR 434,750 against issuance of new shares by way of an effective cash capital increase (*effektive Barkapitalerhöhung*).

1.4 **WHEREAS**, after increase of the share capital of the Company, the Verein shall hold 50.1% of the issued share capital in the Company and the Investor shall hold 49.9% of the issued share capital in the Company.

1.5 **WHEREAS**, the Parties intend to coordinate their interests in the Company and the relationship between and amongst each other as shareholders of the Company through this Agreement which supplements the general provisions of the New Articles (GmbH).

NOW, THEREFORE, the Parties agree as follows:

2 Definitions and Interpretation

2.1 In this Agreement, including in its head, its preamble, and its Exhibits and Annexes to Exhibits:

Affiliate(s)	means, with respect to any person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including any general partner, managing member, officer or director of such person.
Agreement	has the meaning set forth above in the list of parties.
Best Knowledge	means the actual knowledge the Founders on the Signing Date after reasonable inquiry observing the diligence of a prudent businessman.
Breach(es)	has the meaning set forth in section 6.1.
Bründlinger	has the meaning set forth above in the list of parties.
Bundesliga	means the Österreichische Fußball-Bundesliga, Rotenberggasse 1, A-1130 Vienna, with ZVR number 328 594 132.
Bundesliga License	means the license to participate in the *Tipico Bundesliga* or the *HPYBET 2. Liga*, in each case, in accordance with the applicable license requirements set forth by the Bundesliga ("*Lizenzenbestimmungen*" for the Tipico Bundesliga and "*Zulassungsbestimmungen*" for the HPYBET 2. Liga).
Business Day	means a day (other than a Saturday or Sunday) on which banks are open for general business in Salzburg, Austria.
Capital Increase	has the meaning set forth in section 3.4

Change of Control	means any transfer of shares in the Company in one or a series of related transactions that results in the proposed acquirer, including a shareholder, holding, directly or indirectly, more than 50% of the then issued share capital of the Company, where such acquirer would not hold a share in the Company's capital in excess of the above threshold without the proposed transfer of shares.
Claim(s)	has the meaning set forth in section 6.2.2.
Company	has the meaning set forth in the list of parties.
Company Bank Account	means the following non-debit/overdraft bank account (*nicht-debitorisches Bankkonto*) of the Company: IBAN AT82 3505 3000 0021 2456, BIC RVSAAT2S053, or any other non-debit/overdraft bank account (*nicht-debitorisches Bankkonto*) notified by the Company to the Investor.
Company Warranty(-ies)	has the meaning set forth in section 5.
Competing Activity	means to acquire a participation or provide any services (as employee, consultant or otherwise) in or to any football club that is in competition to Football Club.
Contribution(s)	has the meaning set forth in section 3.5.
De Minimis Claim(s)	has the meaning set forth in section 0.
Distribution	means any distribution by the Company to its shareholders, in particular a distribution of profits (*Gewinnausschüttung*) and from a capital decrease (*Kapitaherabsetzung*).
Encumbrance(s)	means any charge, pledge, mortgage, lien, usufruct, joint ownership, retention of title or other security interest of any kind or option or other right to acquire or an agreement, arrangement or obligation to create any of the foregoing.

Exhibit(s)	means all exhibits to this Agreement.
Financial Statements 2018	means the financial statements (*Jahresabschluss*) of the Company as at 31 December 2018.
Football Club	means collectively, the players, coaches and staff members, whether professional or not, who are taking part in the regular championship performance in any football league (*am regelmäßigen Meisterschaftsbetrieb einer Fußballliga teilnehmend*), in the name of and as conducted by the Verein.
Founder(s)	has the meaning set forth above in the list of parties.
Herzog	has the meaning set forth above in the list of parties.
Intellectual Property Right(s)	means (a) patents, utility models and rights in inventions; (b) rights in each of know-how, confidential information and trade secrets; (c) trademarks, service marks, rights in logos, trade names and domain names; (d) copyrights, moral rights, database rights, rights in designs, and semiconductor topography rights; (e) any other intellectual property rights; and (f) all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (d), in each case (i) anywhere in the world and (ii) whether unregistered or registered.
Investment Amount	has the meaning set forth in section 3.1.
Investor	has the meaning set forth in the list of parties.
Investor Shareholder Loans	means any and all shareholder loan facilities granted by the Investor, as lender, to the Company, as borrower, to cover the Company's cash requirements.

Kainz	has the meaning set forth above in the list of parties.
Law(s)	means all laws (*Gesetze*), legal ordinances (*Verordnungen*) and decrees (*Bescheide*) issued by any governmental or legislative authority.
Liquidation	means a voluntary or non-voluntary dissolution, liquidation or winding up of the Company.
Material Contracts	means any written agreement concluded by the Company with (A) a yearly contract sum of more than EUR 20,000 (Euro twenty thousand) or (B) a termination period of more than 12 (twelve) months, except for agreements which have already been fully performed by all parties thereto.
New Articles (GmbH)	means the bilingual (German/English language) articles of association (*Gesellschaftsvertrag*) of the Company in the form satisfactory to the Investor and the Verein.
New Statutes (Verein)	means the German language articles of association (*Vereinsstatuten*) in of the Verein in the form satisfactory to the Investor and the Verein.
Newly Issued Shares	has the meaning set forth in section 3.2.
Nominal Amount	has the meaning set forth in section 3.3.
Notice of Breach	has the meaning set forth in section 6.1.
Notice(s)	has the meaning set forth in section 10.1.
Party(-ies)	means each of the Company, the Verein, the Founders and the Investor.
Payment Date	has the meaning set forth in section 3.5.

Preferred Dividend Amount	means EUR 434,750.
Put-Option Shares	has the meaning set forth in section **Error! Reference source not found.**.
Registration	has the meaning set forth in section 3.4.
Sale	means the completion of a sale, transfer or other disposal, whether through a single transaction or a series of related transactions, of (i) shares that results in a Change of Control or (ii) more than 50% of the Company's assets (including by way of out-licensing).
Shareholders	means, upon Registration, the Verein and the Investor.
Signing	means the execution of this Agreement by all Parties.
Signing Date	means the date of the Signing.
Stadium Lease	means the lease agreement (*Mietvertrag*) with the local municipality (*Stadtgemeinde Saalfelden am Steinernen Meer*) regarding the sports facility in Bürgerau (*Sportanlage Bürgerau*) to which the Company is a party to as tenant.
Tax Authority	means any tax authorities as well any other authority competent to impose any Tax liability or collect any levies on the Company.
Tax Returns	means any return, declaration, report or information return or statement or claim for refund required to be filed with any applicable Tax Authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
Tax(es)	means any and all domestic and foreign, state, local, regional, taxes, levies, contributions, duties,

refunds, and withholdings of any nature whatsoever for which the Company is liable or has a secondary liability (*Haftungsschuld*), including all taxes, levies, contributions or duties on income (regional tax, corporation income tax, advance corporation tax, etc.), capital gains, value added, importation and exportation of goods and services, registration of acts or documents, licenses, payroll, employment, severance or occupation, social security contributions and stamp duties, together with all penalties, charges and interest relating to any of them.

Total Contribution Amount	has the meaning set forth in section 3.5.
Verein	has the meaning set forth above in the list of parties.
Warranty(-ies)	has the meaning set forth in section 5.

2.2 Interpretation

In this Agreement, unless the context otherwise requires:

2.2.1 any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall be deemed to read "including, without limitation";

2.2.2 references to any statutory provision or to a legal or accounting principle shall include a reference to that provision or principle as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and any subordinate legislation (including regulations) made under the relevant Law, except to the extent that any of these matters occur after the date of this Agreement and increase or alter the liability of any Party under this Agreement;

2.2.3 terms to which a non-English translation has been added to a particular term shall be interpreted as having the meaning assigned to them by the non-English translation;

2.2.4 references to "share" or "shares" in the Company shall, subject to section 2.2.5, mean a reference to one or more share(s) (*Geschäftsanteil(e)*) in the Company;

2.2.5 references to a certain number of "shares" shall be a reference to a share (*Geschäftsanteil*) of EUR 1 multiplied by the number of shares referred to

(e.g. a reference to 150 shares is a reference to a contribution (*Einlage*) in the share capital (*Stammkapital*) of the Company of EUR 150); this applies accordingly in case of a reference to a certain fractioned number of shares (e.g. a reference to 150.67 shares is a reference to a contribution (*Einlage*) in the share capital (*Stammkapital*) of the Company of EUR 150.67);

2.2.6 references to the term "transfer(s)" or "to transfer" (or any variation thereof) shall include any conditional or unconditional transfer (*Übertragung*) of shares, including the establishment of trust agreements (*Treuhandverhältnisse*), sub-participations (*Unterbeteiligungen*) or silent partnerships (*stille Beteiligungen*), regardless of whether made by way of singular or universal succession or whether for consideration or without, and including any undertaking or obligation to render any of the foregoing in the future (e.g. option agreement);

2.2.7 any reference to a document to be in the "form agreed" means such version of the document exchanged and agreed between the Parties as final prior to Signing.

2.3 Headings

The table of contents and titles and headings to sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

2.4 Exhibits

The Exhibits and Annexes to Exhibits shall be deemed to be incorporated in this Agreement.

2.5 Conflicts

In case of any conflict or inconsistency of an Exhibit or Annex to an Exhibit with this Agreement, this Agreement shall prevail.

3 Capital Increase and Investment

3.1 Capital Increase

The Parties agree that the share capital of the Company shall be increased from EUR 35,000 by EUR 34,750 to EUR 69,750 and that the Investor shall be solely entitled to subscribe for such newly issued shares against payment of the aggregate cash investment amount of EUR 434,750 (the "**Investment Amount**"), as further set out in this Agreement.

3.2 Post-Signing Actions

Immediately after Signing,

(A) the Verein shall hold an extraordinary shareholders meeting of the Company and adopt shareholders resolutions in the form agreed regarding, in particular, (i) the termination of the foundation privilege (*Gründungsprivilegierung*) of the Company, (ii) the increase of the Company's share capital from 35,000 by EUR 34,750 (the "**Newly Issued Share**") to EUR 69,750, the waiver of any subscription rights and the allowance of the subscription of the Newly Issued Share solely by the Investor in accordance with subsection (B) below, (iii) the amendment and restatement of the Company's articles of association so that they correspond to the New Articles (GmbH) and (iv) the waiver of any rights to challenge any of such shareholders' resolutions.

(B) the Investor shall sign a subscription and accession declaration (*Übernahms- und Beitrittserklärung*) in the form of an Austrian notarial deed (*Notariatsakt*) and otherwise in the form agreed regarding the subscription of the Newly Issued Share.

(C) the Founders shall procure that the Verein holds an extraordinary assembly (*Mitgliederversammlung*) and adopt the resolutions that the amendment and restatement of the Verein's articles of association so that they correspond to the New Statues (Verein).

(D) the Verein shall irrevocably instruct its account bank to transfer to the Company Bank Account by same-day payment their outstanding share capital contributions.

3.3 Payment of Nominal Amount

By no later than five (5) Business Days from completing the actions pursuant to section 3.2, the Investor shall remit by wire transfer, free of any bank charges, EUR 34,750 designated as "Stammeinlage" (the "**Nominal Amount**").

3.4 Registration

Subject to the bank administering the Company Bank Account (i) completing its KYC/AML checks on the Investor (which process the Parties will support using their best efforts, but without limitation to section 12.6) and (ii) confirming receipt of the amounts referred to above on the Company Bank Account, the Company and the Verein shall procure that the Company's managing director(s) file for registration of (A) the capital increase pursuant to section 3.2 (ii) (the "**Capital Increase**") and (B) the amendment and restatement of the New Articles (GmbH) pursuant to section 3.2 (ii), in each case with the competent commercial register court (*Firmenbuchgericht*) as promptly as possible thereafter but not later than ten (10) Business Days upon completion of (i) and (ii) (registration of the foregoing, the "**Registration**").

3.5 Further Contributions

Subject to Registration, the Investor shall further on the payment dates (each, a "**Payment Date**") indicated in the table below remit by wire transfer, free of any bank charges, an aggregate amount of EUR 400,000 (the "**Total Contribution Amount**") as shareholder contribution (*Gesellschafterzuschuss*) to the Company Bank Account, designated as "Gesellschafterzuschuss" (the "**Contribution(s)**"):

Payment Date	**Contribution**
Within 60 (sixty) days after the US-Co has commenced with selling its shares in the U.S.	EUR 200,000
31 December 2020	EUR 200,000

Each Contribution shall be irrevocable. The Company shall book each Contribution as non-repayable shareholder contribution (*nicht rückzahlbarer Gesellschafterzuschuss*) into its free capital reserves pursuant to § 224 para 3 A II subpara 2 UGB.

4 Use of Proceeds, No further funding obligation

4.1 Use of Proceeds

The Company shall use the proceeds from the Capital Increase and the Contribution (A) for the development on the Football Club and (B) to repay outstanding financial indebtedness of the Company.

4.2 No further funding

Other than in relation to the Capital Increase and the Contributions, nothing herein shall be deemed to constitute a commitment on any of the Investor (or the Verein) to provide for any financing or funding to the Company of any form (including equity or debt financing or any combination thereof). Any Investor Shareholder Loan is subject to a separate contract between the Investor and the Company.

5 Company Warranties

Subject to the limitations set forth in section 6 below, the Company (as far as legally permissible) represents and warrants in the meaning of § 922 et seqq ABGB (*leistet Gewähr*) to the Investor that the representations and warranties (*Gewährleistungen*) given in section 5 (the "**Warranty(-ies)**") are true and accurate as of the date hereof, in each case unless expressly stated otherwise in this section 5.

5.1 Company

5.1.1 The Company is duly incorporated and validly existing under the Laws of Austria.

5.1.2 The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions stipulated herein; the execution and performance of this Agreement and of the transactions contemplated herein by the Company do not violate any legal obligation of the Company.

5.1.3 The Company has the requisite corporate power and authority to own, lease, license or otherwise legally operate its properties and assets, and to carry on its business and all other activities in which it is engaged as such have been and are now being conducted.

5.1.4 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any shares or loan capital of the Company under option or any other agreement (including conversion rights and rights of pre-emption).

5.2 Insolvency

The Company is not insolvent or bankrupt under the Laws of Austria. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Company and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Company and no event has occurred to give the right to enforce such security.

5.3 Real Property

5.3.1 The Company does not own any real property.

5.3.2 The Company is legally entitled to use all office premises as currently occupied by it.

5.4 Financial Matters

5.4.1 The Financial Statements 2018 have been prepared in accordance with the Austrian Commercial Code (*UGB*). As at 31 December 2018 and for the applicable period covered, the Financial Statements 2018 present in all material aspects a true and fair view on the assets, liabilities, financial position and profit or loss of the Company (*möglichst getreues Bild der Vermögens-, Finanz- und Ertragslage des Unternehmens*).

5.4.2 The books, accounting and other records of the Company required to be kept by applicable Laws are up to date and have been maintained in all material respects in accordance with all applicable Laws.

5.4.3 As of 31 December 2018, the Company had no liabilities or obligations, whether accrued or contingent, in excess of EUR 50,000 except as disclosed in the Financial Statements 2018. Between 31 December 2018 and the Signing Date, no events or circumstances have occurred which would require a revision of the Financial Statements 2018.

5.4.4 Between the date of the Financial Statements 2018 and the Signing Date, the Company has conducted its business in the ordinary course and no material adverse change with regard to the Company's financial condition has occurred.

5.5 Financing

5.5.1 Other than the loans (A) granted by Raiffeisenbank Saalfelden reg. GenmbH, as lender, to the Company, as borrower, in the amount of EUR 200,000, and (B) granted by Raiffeisenbank Attersee Süd eGen, as lender, to the Company, as borrower, in the amount of EUR 200,000, the Company is not a party to any financing agreements.

5.6 Taxes

5.6.1 The Company has (A) paid all Taxes if and when due and payable by it and (B) accrued for, and made deductions and retentions in respect of, Taxes as required under applicable Tax Laws.

5.6.2 The Company has submitted all Tax Returns with respect to Taxes which are or were due (taking into consideration all permitted time extensions) prior to or on the Signing Date in accordance with the applicable Tax Laws and such Tax Returns are substantively complete, true and accurate.

5.6.3 As of the Fulfillment Date, there are no Tax related audits, examinations, investigations or other proceedings pending, proposed or threatened in writing or orally against or with respect to the Company imposed or initiated by a Tax Authority.

5.7 Personnel Matters

5.7.1 As of the Signing Date, the Company employed 6 individuals.

5.7.2 As of the Signing Date, none of the employees has resigned or has indicated in writing or orally his or her intention to leave the Company. Similarly, as of the Signing Date, the Company does not intend to terminate the employment relationship with any employee.

5.7.3 As of the Signing Date, the Company does not engage individuals outside of employment agreements.

5.7.4 As of the Signing Date, there have been no works councils (*Betriebsrat*) established at the Company.

5.7.5 The Company has made all payments to its employees and other individuals engaged by it for the services performed in the course of their relationship with the Company if and when due pursuant to the provisions of applicable Law and applicable contracts (including any applicable collective labor agreements).

5.7.6 The Company has observed all other employment provisions provided under applicable employment Law in all material respect.

5.7.7 There are no deferred compensation agreements, "golden parachutes", executive compensation plans, bonus plans, profit-sharing plans, pension plans, severance pay or retirement plans, stock option plans, employee share purchase plans, including virtual stock and stock appreciation rights plans, private life insurance plans, hospitalization insurance or similar plans in effect with respect to any (current or former) director, officer or other employee or contractor of the Company, other than required by applicable Laws.

5.8 Contractual

5.8.1 The entry into and performance by the Company of this Agreement will not breach any provision of a Material Contracts to which the Company is a party or trigger any change-of-control rights entitling a party to terminate, change the terms of or reclaim any monies under any such agreement.

5.8.2 The Company is not in breach, default or alleged breach or default under any Material Contract to which the Company is a party and, to the Best Knowledge, the relevant counterparties to such Material Contracts are, as of the Signing Date, not in default under such Material Contracts.

5.8.3 As of the Signing Date, (i) no counterparty to a Material Contract has expressed in writing to the Company its current intention to terminate or change the terms (including price) of its relationship with the Company and (ii) to the Company's Best Knowledge, there are no circumstances which would entitle a counterparty to a Material Contract to do so.

5.9 Legal Proceedings

As of the Signing Date, the Company is not involved as a defendant or claimant in any dispute, litigation or arbitration or as a party in any administrative proceedings and no such proceedings have been threatened by or against the Company in writing.

5.10 Intellectual Property

5.10.1 The Company is the sole legal and beneficial owner of all Intellectual Property Rights that have been developed by or on behalf of the Company and that are required to conduct the business of the Company as conducted over the last 12 months prior to the Signing Date and as currently conducted.

5.10.2 None of the Intellectual Property Rights of the Company has been exclusively licensed to third parties or is subject to any Encumbrance or restrictions as to utilization.

5.10.3 To the Best Knowledge, the Company has not infringed and is not infringing any Intellectual Property Rights of any third party and to the Best Knowledge of the Company, no third party infringes or misappropriates the Intellectual Property Rights of the Company.

5.10.4 As of the Signing Date, (i) no Intellectual Property Right owned or licensed to or by the Company is the subject of any pending proceedings for opposition, cancellation, revocation or rectification or claims by any person against the Company (including from any employees or former employees of the Company) and (ii) to the Best Knowledge, there are no facts or matters in existence which are reasonably likely to give rise to any such proceedings.

5.11 Compliance

5.11.1 The Company has at all times and in all material respects complied and is complying in all material respects with all applicable Laws.

5.11.2 As of the Signing Date, the Company has not received written notification from any government authority that it has not complied or is not in compliance with all Laws and industry standards.

5.12 Disclosed Information

The Company has not withheld any material information from the Investor that has been requested by the Investor or that likely would have had a materially adverse effect on the intent of the Investor to enter into this Agreement, whereas "materially adverse" shall mean any information having a negative effect on the Company or the Investor resulting in a financial disadvantage in excess of EUR 50,000.All factual information provided by the Company to the Investor was, on the date on which such information was provided, factually correct and complete with respect to the concerned matter in all material respects .

6 Remedies

6.1 Notice of Breach

If the Investor becomes aware of any matter or circumstance that may render any of the Company's Warranties untrue in whole or in part (each, a "**Breach**"), the Investor shall inform the Company as soon as practicable but at the latest within three (3) months from becoming aware of any potential Breach by giving formal notice in writing to the Company, with copy to the other Parties (the "**Notice of Breach**").

The Notice of Breach shall contain such reasonable details of the Breach (including on the amount and calculation of the claim) that are known to the Investor at the time of the Notice of the Breach.

6.2 Remedies and Indemnification

6.2.1 Within four (4) weeks upon receipt of a Notice of Breach, the Company may in its own discretion decide to restore the Breach, if the Breach is capable of being restored (*Naturalrestitution*).

6.2.2 If and to the extent the Breach is incurable or not remedied within four (4) weeks from the receipt of the Notice of Breach, or if within the four (4) weeks period, the Company notifies the Investor not to remedy the Breach, the Company shall indemnify and hold harmless the Investor from any and all losses, damages, liabilities, cost and expenses incurred by it and (without double counting) the Company in connection with the Breach.

6.3 Threshold

The Company shall not be liable for any single Claim unless the amount of the Claim exceeds EUR 5,000 (Euro five thousand), in which case the Investor shall be able to claim for the full amount and not just the amount in excess of such amount.

6.4 Cap

The aggregate amount of the liability of Company for all Claims (and therefore any corresponding Claims) shall be limited to the total cash investment made by the Investor into the Company at the time of the Breach.

6.5 Time Limits

6.5.1 Claims for breaches of the Warranties under section 5.6 shall become time-barred six (6) months after a final (non-appealable) Tax assessment notice or any other similar demand for payment of Taxes for the relevant assessment period which can no longer be challenged in court (*rechtskräftig*) or changed due to a subsequent Tax audit or assessed and/or collected in any other way. This does not apply in the case of Tax evasion or intentional underpayment for which limitation in accordance with

applicable Law applies.

6.5.2 Claims for breaches of any other Warranties shall become time-barred at three (3) years after the Signing.

Such limitation-in-time of a Claim shall be suspended as soon as the Investor has given a Notice of Breach.

7 Further Obligations of the Parties

7.1 The Parties shall use its best efforts that the Company concludes the Stadium Lease with the local municipality (*Stadtgemeinde Saalfelden am Steinernen Meer*) as soon as reasonably possible after the Sigining.

7.2 Non-Competition

Each Founder undertakes to refrain and to procure that its Affiliates refrain from conducting directly (or indirectly via any of its Affiliates) any Competing Activity.

7.3 Application for Bundesliga License

The Parties shall co-operate with each other in good faith to the extent reasonably required to ensure that the Bundesliga License is obtained at the earliest possible date and, once obtain, the Parties shall use their reasonable best efforts so the Verein maintains its Bundesliga License and complies with the requirements pertaining to the Bundesliga License, including the stadium and infrastructure requirements,. The Parties shall provide to the respective other party all information which is reasonably and verifiably required for the Bundesliga License application procedure.

8 Future Corporate Governance

8.1 Voting Agreement

The Shareholders commit at all times to exercise their voting rights as shareholders of the Company to time to give full effect to their respective rights and obligations set forth in this Agreement. Each Shareholder shall further without undue delay (*unverzüglich*) execute, or procure the execution of, such further documents, including by way of amending the Articles, as may be required by law or be necessary to implement and give effect to the transactions, rights and obligations contemplated in this Agreement.

8.2 General Restriction on Share Transfers

Each Shareholder agrees that it will not transfer all or any part of its shares (or solicit any offers for such Transfer) without complying with its obligations under the New Articles (GmbH), in particular, under section 10.2 of the New Articles (GmbH). Any attempted Transfer in respect of all or any part of a share in violation of the

New Articles (GmbH) shall, to the extent legally permissible, be null and void and the Company shall not recognize any such transfers. The Shareholders shall only agree on transfers or Encumbrances of shares in the Company (or parts thereof) to the extent such transfer or Encumbrance is in compliance with the regulations of the Bundesliga in relation to the Bundesliga License.

8.3 Information Rights

For the duration of this Agreement, the Company shall provide to each Shareholder the following information:

8.3.1 no more than 180 days from the end of each fiscal year of the Company, audited financial statements of the Company for each fiscal year ending following the date hereof;

8.3.2 no more than 120 days from the end of each fiscal year of the Company, unaudited financial statements of the Company for each fiscal year ending following the date hereof;

8.3.3 by no later than the 45th day from the end of each calendar month, a statement of accounts (*Saldenliste*) from the first day of the respective fiscal year until the end of the relevant calendar month; and

8.3.4 no less than 60 days prior to the end of each fiscal year, a budget and business plan for the next 2 fiscal years.

The Company shall further provide the Investor promptly with such other information concerning the Company as that Investor may reasonably require from time to time.

9 Dividend Policy, Liquidation Preferences

9.1 Investor Shareholder Loans

The Shareholders agree that no Distribution shall be resolved upon nor distributed until the Company has repaid to the Investor the Investor Shareholder Loans in full.

9.2 Liquidation Preferences

If a Liquidation, Sale or Distribution (each, a "**Liquidation Event**") occurs, the proceeds, including, for the avoidance of doubt, proceeds received by way of earn-out or similar arrangements providing for deferred compensation and proceeds payable in kind (e.g. shares in the acquirer), if any (the "**Liquidation Proceeds**"), shall be distributed as in accordance with the following waterfall:

(A) Firstly, the Investor shall receive the higher of (i) the Preferred Dividend Amount and (ii) the amount such Investor would receive if all Shareholders would receive their *pro-rata* portion of such Liquidation Proceeds;

(B) Secondly (and lastly), after distribution of the Liquidation Proceeds pursuant to the preceding paragraph, any remaining Liquidation Proceeds shall be distributed amongst all other Shareholders *pro rata* to their shareholdings in the Company.

(together, the "**Liquidation Preferences**").

9.3 Implementation

Without limiting the generality of section 9.2, the Shareholders acknowledge and agree that in case of a Sale by way of

(A) a transfer of all or substantially all of the Company's assets, the Shareholders shall resolve on a dividend or the dissolution of the Company in order to effect the above Liquidation Preferences (for the avoidance of doubt, in such case, only the Liquidation Proceeds from such Distribution shall fall under the waterfall regime of section 9.2); or

(B) a transfer of shares, the Liquidation Preferences shall be reflected in the price expressed to be payable by the acquirer under the relevant transfer agreement.

9.4 Limitation

Section 9 shall apply to the first and any subsequent Liquidation Event until the Investor has received Liquidation Preferences corresponding to the Preferred Dividend Amount. Following satisfaction of such rights, this section 9 shall not apply to any subsequent Liquidation Event.

10 Notices

10.1 Form of Notice

Any statement of legal significance, notice or other declaration (heretofore and hereinafter referred to as "**Notices**" and each of them as a "**Notice**") in connection with this Agreement shall be made in writing, unless notarization or any other specific form is required by mandatory Law. The written form shall include e-mail (but no other transmission by way of telecommunication) and exchange of letters.

10.2 Transmission

10.2.1 Any notice received on a day that is not a Business Day or after 6 p.m. on a Business Day shall be deemed received on the next Business Day.

10.2.2 If an e-mail transmission of a Notice fails due to technical problems on the side of the receiving Party, the attempt shall be deemed as successful delivery and the Notice shall be deemed received, if and upon such Notice together with the respective error message is sent to the receiving Party via courier.

10.3 Change of Address

The Parties shall, without being legally obliged to, communicate any change of their addresses set forth in the list of parties as soon as possible in writing to the other Party. Until such communication, the address last notified shall be relevant.

11 Governing Law and Jurisdiction

11.1 Governing Law

This Agreement and all rights and obligations of the Parties arising out of or in connection with this Agreement shall be governed by and construed in accordance with Austrian law excluding the conflict of law rules.

11.2 Jurisdiction

The competent court in 5020 Salzburg having jurisdiction over the subject-matter shall have exclusive jurisdiction to settle any disputes arising out of or in connection with this Agreement or related to its creation, validity, nullity, interpretation, performance and termination as well as its pre- and post-contractual effects, unless otherwise provided by mandatory law.

12 Miscellaneous

12.1 Confidentiality

The Parties shall (A) keep strictly confidential any information obtained by them in connection with the negotiation and execution of this Agreement and the transaction contemplated herein (including, for the avoidance of doubt, any information on the Company), (B) effectively prevent any access by third parties (excluding group companies of the Investor) to such information other than its advisors on a need to know basis and (C) shall not use such confidential information for itself or for any third party except to the extent that the relevant facts or circumstances are publicly known, become publicly known without any violation of this covenant, or the disclosure of which is required by Law or by the Bundesliga.

12.2 Cost and Taxes

The Parties agree that the Company shall bear any Taxes, costs and expenses incurred in connection with the issuance of the Newly Issued Shares (i.e. costs associated with the extraordinary shareholders meeting, the adoption of shareholders resolutions and the execution of the subscription declarations). All other Taxes, costs and expenses of the Parties shall be borne by the party which has incurred such Taxes, costs and expenses.

12.3 Effect of Ceasing to Hold Shares

A Party shall cease to be a Party to this Agreement for the purpose of receiving

benefits and enforcing such Party's rights with effect from the date such Party ceases to hold or beneficially own any Shares, but without prejudice to any benefits and rights accrued prior to such cessation.

12.4 No Partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the Parties.

12.5 Binding Effect, Assignment, Accession

This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors in title (*Gesamtrechtsnachfolger*) and permitted assigns and transferees (*zulässige Einzelrechtsnachfolger*). No Party may assign rights or claims to third parties without the prior written consent of the other Parties.

12.6 Further Assurance

Each of the Parties shall without undue delay (*unverzüglich*) execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the transactions contemplated hereunder in accordance with its terms.

12.7 Entire Agreement

This Agreement contains the entire agreement reached between the Parties on the subject of this Agreement and supersedes all prior agreements and understandings, whether oral or written, governing the same subject matters. Other subject matters covered by the Term Sheet dated on or about 17 September 2019 (attached as Exhibit 12.7.) shall remain in effect in accordance with its terms. There are no side agreements.

12.8 Amendments

Amendments and supplements to this Agreement as well as the waiver of any rights under this Agreement must be in writing in order to be valid unless notarization is required. This also applies to any amendment to, or cancellation of, this section 12.8.

12.9 Severability

Should any binding provision of this Agreement be or become invalid, unenforceable or impracticable this shall not affect the validity and enforceability of the binding remaining provisions hereof. In lieu of the invalid, unenforceable or impracticable provision a provision shall apply which – to the extent possible – carries out the economic purpose and substantive effect of the invalid, unenforceable or impracticable provision.

[*the signatures follow on the next page*]

Saalfelden, this 19 December 2019

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Fußballclub Pinzgau Saalfelden

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FAN OWNED CLUB, INC.

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FC Pinzgau Saalfelden GmbH

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Herbert Bründlinger, born 05.01.1970

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Christian Herzog, born 18.11.1969

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Siegfried Kainz, born 25.06.1971